EXECUTION

AGREEMENT AND PLAN OF MERGER

among

MSA SAFETY INCORPORATED,

GATEWAY MERGER SUB, INC.

and

SIERRA MONITOR CORPORATION

Dated as of March 28, 2019

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Exhibit A	Form of Agreement of Merger
Exhibit B	Form of Amended and Restated Articles of Incorporation
Exhibit C	Tax Certificate

-iii-

INDEX OF DEFINED TERMS

Definition	Location

409A Authorities	3.12(e)
Adverse Recommendation Change	5.2(b)(i)
Agreement	Preamble
Agreement of Merger	1.3
AJCA	3.12(e)
Alternative Acquisition Agreement	5.2(b)(ii)
Anti-Corruption Laws	3.24(a)
Assumed Restricted Stock Award	2.2(c)
Assumed Stock Option	2.2(a)
Book-Entry Shares	2.3(b)
California Secretary of State	1.3
CCC	Recitals
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
COBRA	3.12(c)(viii)
Code	2.4
Company	Preamble
Company Articles	3.1(b)
Company Board	Recitals
Company Bylaws	3.1(b)
Company Data Protection Policies	3.20(b)
Company Disclosure Letter	Article III
Company Employee Plans	5.14(a)
Company Plan	3.12(a)
Company Registered IP	3.19(f)
Company Restricted Stock Award	2.2(c)
Company SEC Documents	3.6(a)
Company Shareholder Approval	Recitals
Company Source Code	3.19(j)
Company Stock Awards	3.2(b)
Company Stock Option	2.2(a)
Company Stock Plans	2.2(a)
Comparable Plans	5.14(a)
Confidentiality Agreement	5.4
Dissenting Shares	2.5
E.O. 11246	3.16(e)
E.O. 13706	3.16(e)
Effective Time	1.3
Environmental Permits	3.14(a)
ERISA	3.12(a)
Exchange Act	3.5(b)

-iv-

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Excluded Shares	2.1(b)
FCPA	3.24(a)
GAAP	3.6(b)
Government Contract	3.16(a)(v)
Government Officials	3.24(a)
IRS	3.12(a)
Leased Real Property	3.18(b)
Leases	3.18(b)
Material Contract	3.16(a)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	3.12(e)
Non-U.S. Benefit Plan	3.12(c)(ix)
Outside Date	7.1(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Expenses	7.3(c)
Participant	3.12(f)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
PBGC	3.12(c)(iv)
Pension Plan	3.12(b)
Pre-Closing Period	5.1
Preliminary Notice	5.3(d)
Privacy Laws	3.20(a)
Related Party	3.23
Sarbanes-Oxley Act	3.6(a)
SEC	3.6(a)
Section 503	3.16(e)
Securities Act	3.6(a)
Shareholder Written Consent	Recitals
Shares	2.1(a)
Support Agreements	Recitals
Surviving Corporation	1.1
Takeover Laws	3.21
Termination Fee	7.3(b)
Top Customers	3.26
Top Suppliers	3.25
VEVRAA	3.16(e)
WARN Act	3.13(d)

-v-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 28, 2019, among MSA SAFETY INCORPORATED, a Pennsylvania corporation (“Parent”), GATEWAY MERGER SUB, INC., a California corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and SIERRA MONITOR CORPORATION, a California corporation (the “Company”). All capitalized terms used in this Agreement have the meanings assigned to such terms in Section 8.3 or as otherwise defined elsewhere in this Agreement.

RECITALS

A. The parties intend to effect the merger (the “Merger”) of Merger Sub with and into the Company, with the Company surviving that merger as a wholly owned Subsidiary of Parent, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the Corporations Code of the State of California (the “CCC”).

B. The Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its shareholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the CCC, (iii) subject to the terms and conditions of this Agreement, resolved and agreed to recommend that the Company’s shareholders adopt and approve this Agreement and the Merger and (iv) directed that the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby be submitted to certain of the Company’s shareholders for approval by written consent.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, the Company is delivering to Parent and Merger Sub a certificate of the secretary of the Company, attaching a written consent (the “Shareholder Written Consent”) in favor of the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby, duly executed and delivered by the holders of at least a majority of the voting power of the outstanding Shares (the “Company Shareholder Approval”) in accordance with Section 603 of the CCC, and certifying that the Shareholder Written Consent has been filed with the secretary of the Company in accordance with Section 603(c) of the CCC.

D. The Board of Directors of Merger Sub has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, Merger Sub and Parent, as its sole shareholder and (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the CCC.

E. The Board of Directors of Parent has approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

F. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain shareholders of the Company are entering into support agreements in favor of Parent (the “Support Agreements”).

G. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the CCC, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law and this Agreement, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), at the offices of K&L Gates LLP, 210 Sixth Avenue, Pittsburgh, Pennsylvania 15222, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date (or such other date as Parent and the Company may agree in writing), the parties shall cause an agreement of merger in the form attached hereto as Exhibit A (the “Agreement of Merger”), together with an officers’ certificate satisfying the applicable requirements of the CCC, to be executed and filed with the Secretary of State of the State of California (the “California Secretary of State”), in accordance with the relevant provisions of the CCC. The Merger shall become effective at such time as the Agreement of Merger has been duly filed with the California Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Agreement of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the CCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, subject to Section 5.8, the articles of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth in Exhibit B hereto and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable Law.

(b) At the Effective Time, subject to Section 5.8, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares, (ii) any Dissenting Shares and (iii) any Company Restricted Stock Award) shall thereupon be converted automatically into and shall thereafter represent the right to receive $3.25 in cash, without interest and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares that have been converted into the right to receive the Merger Consideration pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holders of such Shares shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding Tax, as provided herein.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares, Company Stock Options and Company Restricted Stock Awards the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Options and Restricted Stock.

(a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the Company’s 2006 Equity Incentive Plan or the Company’s 2016 Equity Incentive Plan (the “Company Stock Plans”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall be assumed by Parent and converted into and become an option with respect to Parent Common Stock (each, an “Assumed Stock Option” ). Each such Assumed Stock Option shall be subject to the same terms and conditions as applied to the related Company Stock Option immediately prior to the Effective Time, including the vesting schedule and conditions and any accelerated vesting provisions applicable thereto, except that (i) the number of shares of Parent Common Stock underlying each Assumed Stock Option shall be equal to the product of (A) the number of Shares underlying such Company Stock Option as of immediately prior to the Effective Time multiplied by (B) the Equity Award Exchange Ratio (with the resulting number rounded down to the nearest whole share), and (ii) the per share exercise price of each Assumed Stock Option shall be equal to the quotient determined by dividing (A) the exercise price per Share at which such Company Stock Option was exercisable immediately prior to the Effective Time by (B) the Equity Award Exchange Ratio (with the resulting price per share rounded up to the nearest whole cent); provided, however, that all Company Stock Options that are unexercised and outstanding (whether vested or unvested) immediately prior to the Effective Time and have an exercise price per Share greater than the Merger Consideration shall not be assumed by Parent and shall automatically terminate as of the Effective Time if not exercised prior to or as of the Effective Time. In addition, notwithstanding the provisions of clauses (i) and (ii) of the first sentence of this Section 2.2(a), each Company Stock Option that is an “incentive stock option” or a nonqualified stock option held by a U.S. taxpayer shall be adjusted as required by Section 424 of the Code and Section 409A of the Code and the Treasury Regulations thereunder, so as not to constitute a modification, extension or renewal of the option, within the meaning of Section 424(h) of the Code and the Treasury Regulations under Section 409A of the Code, or otherwise result in negative tax treatment or penalties under Section 424 of the Code or Section 409A of the Code.

(b) Notwithstanding Section 2.2(a), at the Effective Time, each Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time and is held by an Outside Director, shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to the former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, however, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(c) At the Effective Time, each award of Shares granted under any Company Stock Plan that is subject to time-based, performance or other vesting conditions (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into and become an award of Parent Common Stock (each, an “Assumed Restricted Stock Award”). Each such Assumed Restricted Stock Award shall be subject to the same terms and conditions as applied to the related Company Restricted Stock Award immediately prior to the Effective Time, including the vesting schedule and conditions and any accelerated vesting provisions applicable thereto, except that the number of shares of Parent Common Stock underlying each Assumed Restricted Stock Award shall be equal to the product of (i) the number of Shares underlying such Company Restricted Stock Award as of immediately prior to the Effective Time multiplied by (ii) the Equity Award Exchange Ratio (with the resulting number rounded down to the nearest whole share).

(d) Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed) to each holder of Company Stock Options and Company Restricted Stock Awards setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and Company Restricted Stock Awards shall be treated in the manner set forth in this Section 2.2.

(e) The Company shall adopt such resolutions to effectuate the provisions of this Section 2.2 and to ensure that, as of the Effective Time, (i) the Company Stock Options and Company Restricted Stock Awards can be treated as set forth in Sections 2.2(a), (b) and (c), (ii) the Company Stock Plans shall terminate and (iii) no holder of a Company Stock Option or Company Restricted Stock Award, or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive, Assumed Stock Options and Assumed Restricted Stock Awards as contemplated by Sections 2.2(a) and (c) and cash payments as contemplated by Section 2.2(b) in cancellation and settlement thereof.

(f) As soon as practicable following the Effective Time, but in no event later than five Business Days following the Effective Time, Parent shall file a registration statement under the Securities Act on Form S-8 (and use its reasonable best efforts to maintain the effectiveness thereof and maintain current status of the prospectuses contained therein) relating to shares of Parent Common Stock issuable with respect to all Assumed Stock Options and Assumed Restricted Stock Awards assumed by Parent in accordance with this Section 2.2.

Section 2.3 Exchange and Payment.

(a) Promptly (and in any event within two Business Days) after the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Paying Agent”), in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares, Dissenting Shares or Company Restricted Stock Awards), cash in an amount sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(a) (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II. The Payment Fund will be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of Shares. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Earnings from such investments will be the sole and exclusive property of Parent, and no part of such earnings will accrue to the benefit of holders of Shares. Parent shall pay all charges and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration.

(b) As soon as reasonably practicable (and in any event within five Business Days) after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in such form and contain such other provisions as Parent, the Paying Agent and the Company may reasonably agree) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for payment of the Merger Consideration, in form and substance reasonably acceptable to the Company. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares, Dissenting Shares and Company Restricted Stock Awards) the Merger Consideration for each such Share (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, Dissenting Shares and Company Restricted Stock Awards, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares (subject to deduction for any required withholding Tax), without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or shall have established to the satisfaction of Parent that such tax is not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share (other than Dissenting Shares and Company Restricted Stock Awards) shall be deemed after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect thereof pursuant to this Article II, without any interest thereon.

(e) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject the delivery of all documents required hereunder and to applicable Law in the case of Dissenting Shares.

(f) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Dissenting Shares or Company Restricted Stock Awards) shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without interest and subject to deduction for any required withholding Tax.

(g) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand; provided that the parties acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 2.3 or otherwise to deposit with the Paying Agent any cash to pay Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

Section 2.4 Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares, Company Stock Options, Company Restricted Stock Awards or otherwise pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent determines it is required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be remitted to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and has properly demanded that the Company purchase such Shares for their fair market value in accordance with, and who complies in all respects with, Chapter 13 of the CCC (such Shares, “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration and will instead represent only the payment as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the CCC (subject to deduction for any required withholding Tax). If any such holder withdraws such holder’s demand for purchase of such Dissenting Shares for fair market value pursuant to Chapter 13 of the CCC or becomes ineligible for such payment, then the right of such holder to receive such payment in respect of such Dissenting Shares shall cease, and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and will be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to deduction for any required withholding Tax. The Company will give Parent prompt notice of any demands received by the Company for the purchase of Shares pursuant to Chapter 13 of the CCC, attempted withdrawals of such demands and any other instruments served pursuant to the CCC and received by the Company relating to demands to be paid the fair market value of Dissenting Shares, and Parent will have the right to participate in and direct all negotiations and Actions with respect to such demands. The Company will not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as and to the extent disclosed in the Company SEC Documents filed with the SEC since January 1, 2018 that were publicly available prior to the date of this Agreement (other than any disclosures set forth in any risk factor section, in any section relating to forward-looking statements and any other disclosures included therein to the extent that they are predictive, cautionary or forward-looking in nature or (ii) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of California, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously made available to Parent true and complete copies of the Company’s currently effective articles of incorporation (the “Company Articles”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Articles or Company Bylaws. Except as set forth in Section 3.1(b) of the Company Disclosure Letter, the Company has made available to Parent true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement) of all meetings of the Company’s shareholders, the Company Board and each committee of the Company Board since the Lookback Date.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 20,000,000 Shares. As of the close of business on March 21, 2019 (the “Measurement Date”), (i) 10,242,418 Shares (excluding treasury shares) were issued and outstanding and (ii) no Shares were held by the Company in its treasury. As of the close of business on the Measurement Date, (i) 505,500 Shares were available for issuance pursuant to the Company Stock Plans, (ii) 2,025,000 Shares were reserved for issuance pursuant to the exercise of outstanding Company Stock Options and (iii) 132,314 Shares underlying Company Restricted Stock Awards were issued and outstanding.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options, Company Restricted Stock Awards and other similar rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, (i) the type of award granted, (ii) the number of Shares subject to such Company Stock Award, (iii) the name of the Company Stock Plan under which such Company Stock Award was granted, (iv) the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, and (v) whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company Stock Plans are the only plans or programs that the Company or any of its Subsidiaries maintains under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards are outstanding. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements and restricted stock award agreements evidencing outstanding Company Stock Options and Company Restricted Stock Awards. All Company Stock Options that have an exercise price equal to or greater than the Merger Consideration (and therefore with respect to which no payment will be made in connection with such cancellation) can be involuntarily cancelled without the award holder’s consent upon the consummation of the Merger. All Shares reserved for issuance as noted in this subsection (b) will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

(c) All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CCC, the Company Articles, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable, and are not subject to, and were not issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Law of the jurisdiction of organization of such Subsidiary, such Subsidiary’s organizational documents or any Contract to which such Subsidiary or the Company is a party or is otherwise bound. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens.

(d) Except as set forth in Section 3.2(a), and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options described in Section 3.2(b), as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities or equity interests of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (iii) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (iii) or (v) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of the Company or such Subsidiary on any matter.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Each Subsidiary of the Company (i) is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clauses (ii) and (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has previously made available to Parent true and complete copies of the currently effective certificate of incorporation and by-laws (or equivalent organizational documents) of each of its Subsidiaries, and none of its Subsidiaries is in material violation of any provision of its organizational documents. No Subsidiary of the Company is a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its shareholders, (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby in accordance with the requirements of the CCC, (iii) subject to Section 5.2, resolving and agreeing to recommend that the Company’s shareholders adopt and approve this Agreement and the Merger and (iv) directing that the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby be submitted to certain of the Company’s shareholders for approval by written consent, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Company Shareholder Approval is the only vote or consent of the holders of any class or series of the Company’s capital stock or other securities required to approve this Agreement and the Merger and no other vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company. The execution and delivery of the Shareholder Written Consent constitutes the Company Shareholder Approval, and the Shareholder Written Consent is irrevocable. In connection with the execution and delivery of the Shareholder Written Consent, the Company took all actions necessary to comply, and shall continue to comply in all respects, with the CCC, including Sections 603 and Chapter 13 thereof, and the Company Articles and Company Bylaws.

Section 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not,(i) conflict with or violate the Company Articles or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of any Material Contract or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of clause (ii), for any such conflict, breach, violation, default, right, termination, cancellation, modification, acceleration, loss imposition or other occurrence or violation that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and, solely in the case of clause (iii) that no representation or warranty is made with respect to the Merger’s compliance with Section 7 of the Clayton Act, 15 U.S.C. § 18 or the provisions of any antitrust or competition Laws of any jurisdiction.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the filing of the Agreement of Merger with the California Secretary of State as required by the CCC and (iii) any such consent, approval, order, authorization, registration, declaration, filing or notification the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements, certifications and other documents (together with all amendments and supplements thereto) required to be filed with or furnished to the SEC by the Company since the Lookback Date (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, as such documents have been amended or supplemented, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (i) the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods involved and at the dates indicated (except as may be indicated in the notes thereto and except with respect to unaudited statements as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Exchange Act), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations, cash flows and changes in shareholders’ equity for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount). Since January 1, 2018, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law or as otherwise disclosed in the financial statements in the Company SEC Documents.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal control over financial reporting as of and for the fiscal year ended on December 31, 2017, and no such deficiency or weakness has been identified since such date.

(e) Without limiting the generality of Section 3.6(a), (i) Squar Milner LLP has not resigned or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure, (ii) since the Lookback Date, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, (iii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC, (iv) since the Lookback Date, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries and (v) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(f) As of the date of this Agreement, to the knowledge of the Company, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. The Company has made available to Parent true, correct and complete copies of all written correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since the Lookback Date.

(g) Neither the Company nor any of its Subsidiaries has, or has any commitment to become a party to, any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), (i) the result, purpose or intended effect of which is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or the Company SEC Documents, or (ii) that would be required to be disclosed under Item 303 of Regulation S-K under the Exchange Act.

(h) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act that are applicable to the Company.

(i) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

(j) Since the Lookback Date, the Company has not extended or maintained credit, arranged for the extension of credit, modified or renewed an extension of credit, in the form of a personal loan or otherwise, to or for any director or executive officer of the Company. Section 3.6(j) of the Company Disclosure Letter identifies any loan or extension of credit maintained by the Company to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, except (a) to the extent accrued or reserved against in the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2018 included in the Quarterly Report on Form 10-Q filed by the Company with the SEC on November 14, 2018 (without giving effect to any amendment thereto filed on or after the date hereof), (b) incurred in the ordinary course of business consistent with past practice since September 30, 2018 that are not material to the Company and its Subsidiaries, taken as a whole, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that, individually or in the aggregate, is not or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.8 Certain Information. The Information Statement will not, at the time the definitive Information Statement (or any amendment or supplement thereto) is filed with the SEC and at the time the definitive Information Statement is mailed to the shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Information Statement will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable Law. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included in the Information Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion therein.

Section 3.9 Absence of Certain Changes or Events. Since September 30, 2018: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice, (b) there has not been any Material Adverse Effect and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1 (other than Section 5.1(l), Section 5.1(q) Section 5.1(r) and Section 5.1(s)).

Section 3.10 Litigation. As of the date of this Agreement, there is no, and since January 1, 2014 there has not been, any Action (or reasonable basis therefor) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets, or, to the knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, writ, award, determination, injunction, ruling or decree of any Governmental Entity.

Section 3.11 Compliance with Laws. The Company and each of its Subsidiaries are, and at all times since the Lookback Date have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets. Since the Lookback Date, none of the Company or any of its Subsidiaries has received a written notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material Permits necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and since the Lookback Date there has occurred no material violation of, material default (with or without notice or lapse of time or both) under or event giving to any Governmental Entity any right of revocation, non-renewal, adverse modification or cancellation of (with or without notice or lapse of time or both), any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation reasonably be expected to result from the consummation of the transactions contemplated hereby.

Section 3.12 Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan. “Company Plan” means any “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plan” (within the meaning of ERISA section 3(37)), and any stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, cafeteria, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and all other employee benefit and compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, legally binding or not, under which any current or former employee, director or consultant of the Company or its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries sponsors or maintains, is making contributions to or has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. The Company has made available to Parent a current, accurate and complete copy of each material Company Plan, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each such Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) for the three most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney’s response to an auditor’s request for information.

(b) Neither the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization that is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan that is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Company Plans:

(i) each Company Plan complies with its terms and complies in form and in operation in all material respects with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made in all material respects;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor to the knowledge of the Company are there facts or circumstances that exist that could reasonably give rise to any such actions;

(v) none of the Company, its Subsidiaries or any member of their Controlled Group has incurred any direct or indirect material liability under ERISA, the Code or other applicable Laws in connection with the termination of, withdrawal from or failure to fund, any Company Plan or other retirement plan or arrangement, and no fact or event exists that would reasonably be expected to give rise to any such liability;

(vi) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all material respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, the Health Insurance Portability and Accountability Act of 1996, and Sections 4980B(b), 4980H, 6055 and 6056 of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(vii) all premiums or other payments that are due for all periods ending on or before the Effective Time have been paid (or will be paid prior to the Effective Time) with in all material respects respect to each Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) or plan governed by Section 125 of the Code;

(viii) none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar Law regarding health care coverage continuation (collectively “COBRA”), and none of the Company, its Subsidiaries or any members of their Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(ix) with respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan”): (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; (ii) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and

(x) the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which any of the Company or any Subsidiary is a party or by which any of them is otherwise bound to compensate any person in respect of taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

(e) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained in material compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder (the “409A Authorities”). No Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A of the Code)) or interest or penalty related thereto.

(f) For purposes of this Agreement, “Participant” shall mean current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries.

Section 3.13 Labor Matters.

(a) The Company and its Subsidiaries are and have since the Lookback Date been in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation and the collection and payment of withholding or payroll Taxes and similar Taxes, including those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, payment and withholding of taxes and continuation coverage with respect to group health plans. There has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company or any of its Subsidiaries by employees.

(b) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity following the consummation of the transactions contemplated hereby.

(d) Neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility. Neither the Company nor any of its Subsidiaries has undertaken a “mass layoff” (as defined in the WARN Act). The Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign Law analogous to the WARN Act. The Company does not have any material liability with respect to (i) the misclassification of an employee as exempt from applicable overtime Laws, or (ii) the misclassification of any individual as an independent contractor or consultant.

(e) Except as set forth on Section 3.13(e) of the Company Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of the Company, there are no Actions against or involving the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment-related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 3.12(c)(x) above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company or any of its Subsidiaries is a party.

Section 3.14 Environmental Matters.

(a) Except as set forth on Section 3.14(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries (i) is and has been in compliance in all material respects with applicable Environmental Laws and (ii) has received and is and has been in compliance in all material respects with all Permits required under Environmental Laws for the conduct of its business (“Environmental Permits” ). A complete and accurate list of all Environmental Permits currently held by the Company or any of its Subsidiaries is provided in Section 3.14(a) of the Company Disclosure Letter. Such Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits. To the knowledge of the Company, all Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable the Company and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.

(b) Except as set forth on Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been or is presently the subject of any material Environmental Claim and no Environmental Claim is pending or, to the knowledge of the Company, threatened against either the Company or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed either contractually or by operation of Law by the Company or any of its Subsidiaries.

(c) Except as set forth on Section 3.14(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has managed, used, stored, or disposed of Hazardous Materials and, to the knowledge of the Company, no Hazardous Materials have been Released or are present in, on, at or beneath any properties, facilities or vessels currently or previously owned, leased, operated or used by the Company or any of its Subsidiaries.

(d) Except as set forth on Section 3.14(d) of the Company Disclosure Letter, no properties that are presently or were previously owned, leased or operated by the Company or any of its Subsidiaries contain or contained any landfills, surface impoundments, disposal areas, underground storage tanks, above-ground storage tanks, asbestos or asbestos-containing material, polychlorinated biphenyls or radioactive materials.

(e) Except as set forth on Section 3.14(e) of the Company Disclosure Letter, no Lien imposed by any Governmental Entity pursuant to any Environmental Law is currently outstanding and no financial assurance obligation is in force as to any property leased or operated by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries have made available to Parent complete and accurate copies of all material environmental documents, environmental audits, environmental reports, environmental site studies, environmental assessments and results of environmental investigations in their possession or control that address or relate to the Company’s or any of its Subsidiaries’ compliance with, or potential liabilities under, Environmental Law.

(g) Except as set forth on Section 3.14(g) of the Company Disclosure Letter, the Company and its Subsidiaries have not assumed any obligation or liability relating to or arising under Environmental Law by Contract or by operation of Law.

(h) Except as set forth on Section 3.14(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any notices, demand letters, subpoenas or requests for information from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is or may be in violation of, or liable under, any Environmental Law.

(i) Neither the Company nor any of its Subsidiaries, nor any of their respective predecessors in interest: (i) have ever manufactured, produced, repaired, installed, sold, conveyed or otherwise put into the stream of commerce any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos; or (ii) have been the subject of any claims or litigation arising out the alleged exposure to asbestos or asbestos-containing material.

Section 3.15 Taxes.

(a) All income and other material Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns are true, correct and complete in all material respects.

(b) Neither the Company nor any of its Subsidiaries is delinquent in the payment of any material Tax.

(c) All material Taxes that the Company or any of its Subsidiaries is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity.

(d) Neither the Company nor any of its Subsidiaries is or has ever been a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company. Neither the Company nor any of its Subsidiaries (i) has any liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any contractual obligation (other than contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax), or otherwise for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar Contract (other than Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax).

(e) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent.

(f) There are no proceedings now pending or threatened in writing (or, to the knowledge of the Company, otherwise) against or with respect to the Company or any of its Subsidiaries with respect to any material Tax. Since January 1, 2013, neither the Company nor any of its Subsidiaries has been informed by any jurisdiction in which the Company or any of its Subsidiaries does not file a Tax Return that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction. Neither the Company nor any of its Subsidiaries (i) has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed (other than automatic extensions requested in the ordinary course), or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.

(g) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar adjustments under any provision of the Code or foreign, state or local Tax Law) made on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) election under Section 108(i) of the Code (or any comparable provisions of state or local Law); (iv) prepaid amount received or paid prior to the Closing Date; or (v)(A) “excess loss account” or (B) “deferred gains” with respect to any “deferred intercompany transactions” within the meaning of Treasury Regulation Sections 1.1502-19 and 1.1502-13, respectively occurring on or prior to the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i) Since January 1, 2013, neither the Company nor any of its Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any of its Subsidiaries been distributed, in a transaction to which Section 355 of the Code applies.

(j) Neither the Company nor any of its Subsidiaries has engaged in a “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or a “listed transaction” as set forth in Treasury Regulation Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(k) Neither the Company nor any of its Subsidiaries is in violation of the terms, whether specific or legislative, of any Tax incentive program.

(l) Neither the Company nor any of its Subsidiaries has any obligation now or in the future to repay any Tax incentives received as a result of any actions that the Company or any of its Subsidiaries have taken.

(m) Neither the Company nor any of its Subsidiaries is a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of any amount that would not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Law).

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists each Contract (other than a Company Plan) of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract for the design, development or testing of Company Products, or material Intellectual Property of the Company or any of its Subsidiaries (other than proprietary invention assignment agreements or similar Contracts entered into with the Company’s employees in the ordinary course of business);

(iii) any Contract relating to or evidencing Indebtedness or pursuant to which a Lien has been imposed on any assets of the Company or any of its Subsidiaries (other than a Permitted Lien);

(iv) any Contract pursuant to which the Company or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person in excess of $50,000;

(v) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, that is in effect as of the date hereof (each, a “Government Contract”);

(vi) any Contract that (A) limits, or purports to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, (B) grants or purports to grant any right of first refusal, right of first offer or similar right, (C) restricts the right of the Company or any of its Subsidiaries to sell to or purchase from any Person or to hire any Person, (D) grants the other party or any Person “most favored nation” status, (E) requires the Company or any of its Subsidiaries to market or co-market any products or services of a third party, (F) requires the Company or any of its Subsidiaries to make a minimum payment of $75,000 per year for goods or services from third-party suppliers irrespective of usage, including any “take-or-pay” Contract or keepwell arrangement, or (G) provides for fixed pricing to any third party for any Company Product for a period of longer than one year from the Closing Date;

(vii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar agreement or arrangement;

(viii) any Contract relating to the settlement of any (A) Action alleging personal injury or property damage caused by a product or service offered or sold by the Company or any of its Subsidiaries or (B) other material Action;

(ix) any Contract entered into since the Lookback Date involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration, in one transaction or a series of transactions (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice);

(x) any Contract (excluding Leases) that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $50,000 over the remaining term of such Contract (other than Contracts with the Company’s customers for Company Products entered into in the ordinary course of business);

(xi) any Contract (excluding Leases) pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $50,000;

(xii) any Contract (A) pursuant to which the Company or any of its Subsidiaries receives a license to Intellectual Property owned by a third party and which is material to the business of the Company, other than (1) license agreements for off-the-shelf Software that is generally commercially available or (2) inbound licenses to Intellectual Property in non-disclosure agreements and customer agreements entered into in the ordinary course of business, or (B) pursuant to which the Company or any of its Subsidiaries licenses out material Intellectual Property owned by the Company or any of its Subsidiaries or agrees not to assert or enforce Intellectual Property owned by the Company or any such Subsidiary, other than Non-Exclusive IP Licenses;

(xiii) any Contract (excluding Leases) that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $50,000;

(xiv) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company, on the other hand;

(xv) any collective bargaining agreement;

(xvi) any Lease;

(xvii) any Contract with a Top Supplier or Top Customer;

(xviii) any Contract providing for the outsourcing, contract manufacturing, testing, assembly or fabrication of any Company Product (other than proprietary invention assignment agreements or similar Contracts entered into with the Company’s employees in the ordinary course of business); and

(xix) any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, or advertising Contract.

Each Contract of the type described in clauses (i) through (xxiii) is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

(c) With respect to each Government Contract, there are no pending or, to the knowledge of the Company, threatened: (i) civil fraud or criminal investigations by any Governmental Entity; (ii) requests by any Governmental Entity for a Contract price adjustment based on a claim disallowance or claim of defective pricing; or (iii) material disputes between the Company or any of its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand. With respect to any Government Contract that has expired, there are no requests by any Governmental Entity for a Contract price adjustment based upon a claim of defective pricing.

(d) The Company and its Subsidiaries have not, nor has any of them previously been, suspended or debarred from bidding on Government Contracts nor, to the knowledge of the Company, has such a suspension or debarment been threatened or action for suspension or debarment been commenced. To the knowledge of the Company, there is no valid basis for the suspension or debarment of the Company or any of its Subsidiaries from bidding on Government Contracts and, to the knowledge of the Company, there is no valid basis for a claim pursuant to an audit or investigation by any Governmental Entity, or any prime contractor with any such Governmental Entity other than routine audits and similar inquiries. Neither the Company nor any of its Subsidiaries has had a Government Contract terminated for default due to a breach by the Company or such Subsidiary. The Company and its Subsidiaries do not have any outstanding Contracts that require the Company or such Subsidiary to obtain or maintain a government security clearance.

(e) Regarding each Government Contract, and to the extent required by such Government Contract, the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with Executive Order 11246 of 1965 (“E.O. 11246”), as amended, Section 503 of the Rehabilitation Act of 1973 (“Section 503”), the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), and Executive Order 13706 (Establishing Paid Sick Leave for Federal Contractors) (“E.O. 13706”), each including all implementing regulations and applicable guidance. To the extent required by a Government Contract, the Company and its Subsidiaries maintain and comply in all material respects with affirmative action plans in compliance with E.O. 11246, Section 503, VEVRAA and E.O. 13706, including all implementing regulations. The Company and its Subsidiaries are not, and since the Lookback Date have not been, the subject of any audit, investigation, or enforcement action, other than routine audits and similar inquiries, by any governmental entity in connection with any Government Contract or related compliance with E.O. 11246, Section 503, VEVRAA or E.O. 13706.

Section 3.17 Insurance. Section 3.17 of the Company Disclosure Letter sets forth a true and complete list of all material primary, umbrella and excess casualty, directors and officers liability, general liability, product liability, and all other types of insurance policies maintained with respect to the Company and/or its Subsidiaries, including the issuing insurer, and policy period for each such policy. The types and amounts of coverage provided under the Company’s and its Subsidiaries’ insurance policies are sufficient for compliance with all Laws and Material Contracts, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. All such policies are in full force and effect, and neither the Company nor any of its Subsidiaries is in breach or default under, nor has the Company or any of its Subsidiaries taken any action or failed to take any action which, with notice or lapse of time or both, would constitute a breach or default under any such policy. All premiums with respect thereto have been paid. Neither the Company nor any of its Subsidiaries has received written notice of, nor to the knowledge of the Company is there threatened, any cancellation, termination, nonrenewal, reduction of coverage or material premium increases with respect to any such policy. No claim currently is pending under any such policy involving an amount in excess of $50,000. Neither the Company nor any of its Subsidiaries has received written notice that any insurer has denied coverage with respect to any claim under any of the Company’s or any of its Subsidiaries’ insurance policies, or, to the knowledge of the Company, has indicated that it may do so in a reservation of rights letter or otherwise.

Section 3.18 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens, other than Permitted Liens. All material tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) None of the Company or any of its Subsidiaries owns or has ever owned any real property, nor does the Company or any of its Subsidiaries have any commitment or obligation (contingent or otherwise) to acquire any real property. Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased for the benefit of the Company or any of its Subsidiaries (“Leased Real Property”). Each of the Company and its Subsidiaries has valid leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. To the knowledge of the Company, no parcel of Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. All leases of Leased Real Property and all amendments and modifications thereto (collectively, “Leases”) are in full force and effect, and there exists no material default under any such Lease by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a material default thereunder by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto.

(c) To the knowledge of the Company, the Leased Real Property is generally in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted, normal wear and tear excepted. Neither the Company nor any of its Subsidiaries have received written notice that the Company’s or its Subsidiaries’ use of the Leased Real Property is in violation of any applicable Laws, including zoning requirements.

(d) The Leased Real Property leased by the Company or its Subsidiaries pursuant to the Leases constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Company and its Subsidiaries which is necessary for the continued operation of the business of the Company and its Subsidiaries as it is conducted on the date hereof.

(e) The Company has made available to Parent true, complete and correct copies of the Leases.

This Section 3.18 does not relate to Intellectual Property, which is the subject of Section 3.19.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of (i) each family of Company Products and (ii) the overall primary developer of such Company Products.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a true and complete list of all registered Marks, Patents, and Copyrights, including any pending applications to register any of the foregoing, owned (in whole or in part) by or exclusively licensed to the Company or any of its Subsidiaries, identifying for each (other than domain names), if applicable, whether it is owned by or exclusively licensed to the Company or any of its Subsidiaries, the owner(s), jurisdiction, expiration date, registration number or application number, agreement parties and date (if licensed) and, with respect to each domain name, the registrar, registrant and expiration date.

(c) No registered Mark identified in Section 3.19(b) of the Company Disclosure Letter has been or is now involved in any litigation, opposition, cancellation or other proceeding and, to the knowledge of the Company, no such proceeding is or has been contemplated or threatened with respect to any of such Marks. No Patent identified in Section 3.19(b) of the Company Disclosure Letter has been or is now involved in any litigation, interference, reissue, reexamination, inter parties review, post-grant review, supplemental examination, post-grant validity review of business method patent, opposition and, to the knowledge of the Company, no such proceeding is or has been contemplated or threatened with respect to any of such Patents, nor, to the knowledge of the Company, is there a reasonable basis for any such proceeding with respect to any of such Patents. No registered Copyright identified in Section 3.19(b) of the Company Disclosure Letter has been or is now involved in any litigation, opposition, or cancellation proceeding and, to the knowledge of the Company, no such proceeding is or has been contemplated or threatened with respect to any of such Copyrights.

(d) The Company or one of its Subsidiaries exclusively owns and possesses, free and clear of any and all Liens (other than Permitted Liens or Non-Exclusive IP Licenses), or has a valid license or right under Law to use, all Intellectual Property necessary for the Company and its Subsidiaries to carry on their businesses as currently conducted. Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s or such Subsidiary’s ownership or use of any of the Intellectual Property owned (in whole or in part) or used by the Company or such Subsidiary, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company or such Subsidiary does not so own or have the right to use any of such Intellectual Property, as applicable.

(e) The Company and its Subsidiaries have taken all reasonable steps in accordance with standard industry practices to protect their rights in the Intellectual Property owned by them and at all times have maintained the confidentiality and limited use of all information that constitutes or constituted a Trade Secret of the Company or any of its Subsidiaries. All current and former employees, consultants and contractors of the Company and its Subsidiaries have executed and delivered appropriate proprietary information, confidentiality, non-use and assignment agreements. The Company has not disclosed any confidential or proprietary information to any Person other than pursuant to a written confidentiality and non-use agreement.

(f) All registered Marks, issued Patents and registered Copyrights identified in Section 3.19(b) of the Company Disclosure Letter (“Company Registered IP”) are owned by the Company or its Subsidiaries and to the knowledge of the Company are valid, subsisting and, enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the ownership, validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. The Company and its Subsidiaries have not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(g) The development, testing, manufacture, use, sale, offer for sale, importation, distribution or other commercial exploitation of the Company Products, by or on behalf of the Company and its Subsidiaries, and all of the other activities or operations of the Company and its Subsidiaries, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party, and the Company has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor to the knowledge of the Company, is there a reasonable basis therefor. No Intellectual Property owned by or, to the knowledge of the Company, licensed to the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by the Company and its Subsidiaries. To the knowledge of the Company, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to or used by the Company or any of its Subsidiaries in a material manner.

(h) The Company and its Subsidiaries have not transferred ownership of, or granted any exclusive, non-exclusive (other than Non-Exclusive IP Licenses) or other license or other rights with respect to, any material Intellectual Property owned by the Company or any of its Subsidiaries.

(i) All directors, officers, management employees and technical and professional employees of the Company and its Subsidiaries are under written obligation to the Company or such Subsidiary to maintain in confidence and to use only for the Company’s benefit all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company or such Subsidiary all inventions made by them within the scope of their employment during such employment.

(j) The Company and its Subsidiaries have not granted, directly or indirectly, any current or contingent rights, licenses or interests in, or otherwise provided to a third party, any proprietary and confidential source code to Software owned or used by the Company or any of its Subsidiaries (“Company Source Code”), other than provision of such Company Source Code to consultants and contractors performing work on behalf of the Company or its Subsidiaries who are bound by confidentiality and limited use obligations with respect to such Company Source Code. The Company and its Subsidiaries have not disclosed or delivered to any escrow agent or any other Person (other than as contemplated by the immediately preceding sentence) any Company Source Code, and no other Person has the right, contingent or otherwise, to obtain or demand access to or use any such Software (or source code). The Company and its Subsidiaries have in their possession, or have all necessary rights to obtain and use, the source code, object code and documentation and all related technical and other information required to maintain and support the Company’s and its Subsidiaries’ proprietary Software as currently maintained and supported.

(k) Except as set forth on Section 3.19(k) of the Company Disclosure Letter, the Company and its Subsidiaries have not: incorporated Open Source Software into, or combined Open Source Software with, any portion of the proprietary Software (including the source code thereof) of the Company or any of its Subsidiaries, or distributed Open Source Software in conjunction with or for use with any portion of the proprietary Software (including the source code thereof) of the Company or any of its Subsidiaries, in a manner that (i) obligates the Company or any of its Subsidiaries to disclose, make available, offer, open or deliver any portion of the source code of such proprietary Software or component thereof to any third party, (ii) otherwise affects the Company’s or its Subsidiaries’ freedom of action with respect to the use or distribution of such proprietary Software, or (iii) obligates the Company or any of its Subsidiaries to grant any licenses under any Patents or other Intellectual Property in which it now or hereafter may have an ownership interest (including any Open Source Software that is subject to version 3 of the GNU General Public License that results in a grant of a patent license under Section 11 thereof). All use and distribution of any Open Source Software by the Company and its Subsidiaries is in compliance in all material respects with all licenses applicable thereto, including all copyright notice and attribution requirements.

(l) The Intellectual Property of the Company and its Subsidiaries does not contain any viruses, malicious code, trojan horse, worm, time bomb, self-help code, back door or other Software code or routine that: (i) damages, destroys, or alters any Software or hardware; (ii) reveals, damages, destroys, or alters any data; (iii) disables any computer program automatically; or (iv) permits unauthorized access to, or viewing, manipulation, modification or other changes to, any Software or hardware.

(m) The Systems used by the Company and its Subsidiaries are in all material respects (i) sufficient for the existing needs of the Company and (ii) in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the businesses of the Company and its Subsidiaries, in each case, as currently conducted. The Company and its Subsidiaries have commercially reasonable security, back-ups and disaster recovery arrangements and hardware and computer Software support and maintenance arrangements in place designed to minimize the risk of a material error, breakdown, failure or security breach occurring, and to ensure if such an event does occur, that it does not cause a material disruption to its business. The Software used to operate the businesses of the Company and its Subsidiaries is configured using commercially reasonable efforts to minimize the effects of viruses and other malicious or disabling code. The Company and its Subsidiaries have not, since the Lookback Date, suffered any error, breakdown, failure or security breach that has caused any material loss of data, material disruption or material damage to the operations of the Company and its Subsidiaries, or that was reportable to any Governmental Entity or any affected individual.

(n) No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any Intellectual Property of, licensed to or used by the Company or any of its Subsidiaries. To the knowledge of the Company, no employee of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Intellectual Property of, licensed to or used by the Company and its Subsidiaries has performed services for the government, university, college, or other educational institution or research center with respect to technology or inventions related to such Intellectual Property during a period of time during which such employee was also performing services for the Company or any of its Subsidiaries.

Section 3.20 Privacy and Security.

(a) The Company and its Subsidiaries comply (and require and use reasonable efforts to monitor the compliance of applicable Persons) in all material respects with all applicable federal, state, foreign and multinational Laws relating to the privacy, protection security and other Processing of Personal Information (all of the foregoing collectively, “Privacy Laws”), including obtaining all consents required for compliance in all material respects with Privacy Laws from any Person about whom the Company or any of its Subsidiaries Processes Personal Information.

(b) The Company and its Subsidiaries have since the Lookback Date (i) documented internal and publicly available written policies and procedures relating to the Processing of Personal Information of or about employees, customers, vendors, suppliers and other Persons that are necessary for compliance with Privacy Laws (collectively, “Company Data Protection Policies” ), (ii) implemented and used reasonable efforts to monitor compliance with all Company Data Protection Policies, and (iii) made all of their current and past versions of Company Data Protection Policies in effect since the Lookback Date available to Parent. The Company and each of its Subsidiaries have since the Lookback Date, except as is not material to the Company and its Subsidiaries, taken as a whole, ensured that each Person that Processes Personal Information for or on behalf of any of the Company or its Subsidiaries are subject to binding contractual obligations concerning compliance with Privacy Laws and complies in all material respects with any applicable Company Data Protection Policies.

(c) (i) To the Company’s knowledge, the Persons with which the Company and its Subsidiaries have contractual relationships have not breached any agreements or Privacy Laws pertaining to Personal Information and to non-personally identifiable information (including Privacy Laws regarding spyware and adware) relating to their services for the Company and its Subsidiaries and (ii) the Company and its Subsidiaries do not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation.

(d) The Company and its Subsidiaries take commercially reasonable steps in conformance in all material respects with Privacy Laws to protect the operation, confidentiality, integrity, availability and security of their respective Software, Systems and Websites and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or unlawful use, access, transmittal, interruption, modification, unavailability, corruption or other Processing. Without limiting the generality of the foregoing, the Company and its Subsidiaries use adequate-strength encryption technology of at least 128-bit as part of employing encryption in their businesses in a commercially reasonable manner. Since the Lookback Date, there has been no material (i) unauthorized Processing of Personal Information by the Company or its Subsidiaries, (ii) security breach or intrusion into the Software, Systems and Websites of the Company or any of its Subsidiaries, or (iii) action or circumstance requiring the Company or any of its Subsidiaries to notify a Governmental Authority of a data security breach or violation of any Privacy Laws. No Person (including any Governmental Entity) has commenced any Action involving the Company or any of its Subsidiaries with respect to loss, damage, or unauthorized access, use, modification or other Processing of any Personal Information.

(e) The execution and performance of this Agreement will not constitute a violation by the Company or any of its Subsidiaries of Company Data Protection Policies or Privacy Laws.

Section 3.21 State Takeover Statutes. No “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Articles or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.22 Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.23 Related Party Transactions. No director or executive officer, or, to the actual knowledge of the Company, any Affiliate of the Company or any of its Subsidiaries, nor to the actual knowledge of the Company, any of such Persons’ immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, except for employment or compensation agreements or arrangements with directors and officers of the Company and its Subsidiaries disclosed in the Company SEC Documents.

Section 3.24 Certain Payments.

(a) Neither the Company nor any of its Subsidiaries nor any of their respective directors, executives, representatives, agents, distributors, resellers, employees or any other third-party acting on their behalf, have taken any action, directly or indirectly, (i) that would constitute a violation of any applicable anti-corruption laws, including but not necessarily limited to the Foreign Corrupt Practices Act of 1977, 15 USC 78dd-1, et seq. (as amended, and the rules and regulations thereunder, the “FCPA”) and any other applicable laws, rules, or regulations of relevant jurisdictions prohibiting bribery and corruption of public officials including local anti-corruption laws in the countries in which the Company or any of its Subsidiaries conducts business (collectively the “Anti-Corruption Laws”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value to any “foreign official” (as defined under the FCPA) or government employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution to obtain or retain business (collectively, “Government Officials”) or to secure an improper advantage, or (ii) that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any employee, agent or representative of another company or entity in the course of their business dealings with the Company, any of its Subsidiaries or any of their respective Affiliates, in order to induce such person to act against the best interest of his or her employer or principal.

(b) The Company and its Subsidiaries have maintained complete and accurate books and records including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, and have abided by any other financial record requirements required by the FCPA or other applicable Anti-Corruption Laws. The Company and its Subsidiaries have in place adequate controls and systems to ensure compliance with the Anti-Corruption Laws, and there have been no false or fictitious entries made in the books and records of the Company or its Subsidiaries relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment.

(c) Neither the Company nor any of its Subsidiaries (or, any of their respective representatives or other Persons acting on behalf of an of the Company or any of its Subsidiaries) (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenditures, (ii) has violated or is violating any provision of the Anti-Corruption Laws, (iii) is aware of any events, facts, or circumstances that have occurred or exist that are reasonably likely to result in a finding of noncompliance with any Anti-Corruption Law, (iv) has established or maintained, or is maintaining, any secret, illegal or unrecorded fund of corporate monies or other properties or (v) has engaged or is engaged in any activity that would constitute any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(d) Neither the Company nor any of its Subsidiaries or other Persons acting on behalf of an of the Company or any of its Subsidiaries, is aware of involvement in (whether directly or indirectly), or has been (i) under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, (ii) under internal investigation by any party, (iii) the subject of any inquiry or allegations of any kind, in connection with alleged or possible violations of any Anti-Corruption Laws, or (iv) has received a whistleblower report of alleged or possible violations of any Anti-Corruption Laws. Neither the Company nor any of its Subsidiaries, or any of their respective representatives or other Persons acting on behalf of the Company or any of its Subsidiaries has received notice, inquiry, or other communication from, or made a voluntary disclosure to, the U.S. Department of Justice, the SEC, or any other criminal, civil or administrative enforcement agency of any domestic or non-U.S. jurisdiction in connection with alleged or possible violations of any Anti-Corruption Law or related offense.

(e) Neither the Company nor any of its Subsidiaries has retained any undisclosed agents, representatives, or consultants; nor does the Company or its Subsidiaries owe any obligations, financial or otherwise, to any undisclosed agents, representatives, or consultants.

Section 3.25 Suppliers. Section 3.25 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 20 suppliers to the Company (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the 12 months ended December 31, 2018. Since December 31, 2018, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries. Except for letters of credit for outstanding purchase orders, neither the Company nor any of its Subsidiaries is required to provide any material bonding or other material financial security arrangements in connection with any transactions with any supplier in the ordinary course of its business.

Section 3.26 Customers. Section 3.26 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 20 customers of the Company (the “Top Customers”) by the aggregate amounts paid to the Company and its Subsidiaries during the 12 months ended December 31, 2018. Since December 31, 2018, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Customer, (b) there has been no material change in the material terms of its business relationship with any Top Customer adverse to the Company or its Subsidiaries and (c) no Top Customer has notified the Company or any of its Subsidiaries that it intends to terminate or change the pricing or other terms of its business in any material respect adverse to the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries is involved in any material dispute with any Top Customer or has been notified by or has notified any Top Customer, in writing, of any breach or violation of any contract or agreement with any such customer.

Section 3.27 Products. Neither the Company nor any of its Subsidiaries has received a claim for or based upon breach of a warranty or guaranty or similar claim for a product or service offered or sold by the Company or any of its Subsidiaries, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability, including or arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use) or sale of products of the Company and its Subsidiaries, in each case that would result in liability to the Company and its Subsidiaries materially in excess of the warranty reserve reflected on the Company’s balance sheet as of the Lookback Date.

Section 3.28 Brokers. Except as disclosed in Section 3.28 of the Company Disclosure Letter (which fees and expenses will be paid by the Company or the Surviving Corporation), no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and subsisting or in good standing, as applicable, under the Laws of the jurisdiction of its incorporation and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent as the sole shareholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, (i) conflict with or violate the articles of incorporation of Parent or Merger Sub, or the bylaws of Parent or Merger Sub, (ii) conflict with or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of any material Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except that no representation or warranty is made with respect to the Merger’s compliance with Section 7 of the Clayton Act, 15 U.S.C. § 18 or the provisions of any antitrust or competition Laws of any jurisdiction..

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Exchange Act and (ii) the filing of the Articles of Merger with the California Secretary of State as required by the CCC.

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion in the Information Statement will, at the time the definitive Information Statement (or any amendment or supplement thereto) is filed with the SEC and at the time the definitive Information Statement is mailed to the shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Information Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 4.5 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 4.6 Financing. As of the Closing Date, Parent will have access to sufficient funds to consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 4.7 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of their respective properties or assets, or, to the knowledge of Parent, any officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such that would cause or result in any of the conditions to the Company’s obligation to consummate the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed.

Section 4.8 Vote Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.9 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and Parent and Merger Sub are not relying on any representation or warranty other than those expressly set forth in Article III. Except with respect to any representation or warranty expressly set forth in Article III, neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub or management presentations in expectation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement or otherwise, nothing herein shall, or shall be deemed or construed to, relieve any Person from liability for such Person’s fraud, limit any recourse or remedy available in respect of such Person’s fraud, or preclude a determination that such Person’s fraud occurred.

Article V
COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII or the Effective Time (such period, the “Pre-Closing Period”), except as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the Pre-Closing Period, except as set forth in Section 5.1(a) of the Company Disclosure Letter or as specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, without Parent’s prior written consent, to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) adjust, split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the Measurement Date in accordance with their terms as in effect on such date);

(c) amend or otherwise change, or authorize or propose to amend or otherwise change, the Company Articles or the Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company;

(d) change the ownership of any of its Subsidiaries, or otherwise engage in any internal corporate restructuring or reorganization, including by way of merger, consolidation, stock or asset sale;

(e) adopt or implement any shareholder rights plan;

(f) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that after acquisition would be material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

(g) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its properties, assets or rights or any interest therein, except sales of inventory, or licensing or sale of Company Products in the ordinary course of business consistent with past practice;

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(i) (i) incur, create, assume, guarantee, endorse or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(j) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto that in the aggregate are in excess of $50,000;

(k) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries;

(l) (i) modify, amend, terminate, cancel or extend any Material Contract, other than, solely with respect to modifications and amendments, in the ordinary course of business consistent with past practice, or (ii) enter into any Contract that if in effect on the date hereof would be a Material Contract;

(m) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby);

(n) change its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(o) settle or compromise any material liability for Taxes; file any amended Tax Return or claim for Tax refund; make, revoke or modify any Tax election; file any Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; grant any power of attorney with respect to Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, Tax holiday or any closing or other similar agreement (other than, solely with respect to Tax indemnity agreements, Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Tax); or change any method of accounting for Tax purposes;

(p) change its fiscal year;

(q) (i) grant any current or former director, officer, employee or independent contractor any material increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Plan in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(r) hire (i) employees at the executive level or higher or (ii) other than in the ordinary course of business consistent with past practice, any other employees;

(s) terminate any employees of the Company or its Subsidiaries or otherwise cause any employees of the Company or its Subsidiaries to resign, in each case other than (A) in the ordinary course of business consistent with past practice or (B) for cause or poor performance;

(t) fail to maintain insurance levels with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect as of the date of this Agreement;

(u) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(v) enter into any new line of business outside of its existing business;

(w) enter into any new lease or amend the terms of any existing lease of real property; or

(x) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 5.2 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, knowingly induce, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) other than informing any Person of the existence of the provisions contained in this Section 5.2, enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement.

(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company shareholders of any Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

(c) In addition to the obligations of the Company set forth in Section 5.2(a) and Section 5.2(b), the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

(d) The Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a material breach of this Agreement by the Company.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) Nothing contained in Section 5.2 shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the shareholders of the Company with regard to the transactions contemplated by this Agreement or any Acquisition Proposal required by Law.

Section 5.3 Information Statement.

(a) Unless this Agreement is validly terminated pursuant to Section 7.1, Parent and the Company shall cooperate and promptly prepare, and the Company shall use commercially reasonable efforts to file within five Business Days after the date of this Agreement (and in any event within 10 Business Days after the date of this Agreement) the Information Statement with the SEC. The Information Statement shall contain (i) the notice of action by written consent required by Section 603 of the CCC and (ii) the notice of availability of appraisal rights and related disclosure required by Section 1301 of the CCC.

(b) The Company shall cause the Information Statement to comply in all material respects as to form with the requirements of the Exchange Act, and any other applicable Law, except that the Company shall have no such obligation with respect to statements included in the Information Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion therein. The Company shall cause the definitive Information Statement (or any amendment or supplement thereto) that is filed with the SEC and at the time the definitive Information Statement is mailed to the shareholders of the Company, to not (i) contain any untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that the Company shall have no such obligation with respect to statements included in the Information Statement based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion therein. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Information Statement as promptly as reasonably practicable after receipt thereof and to have the Information Statement cleared by the staff of the SEC as promptly as reasonably practicable after such filing.

(c) No amendment or supplement to the Information Statement shall be made by Company without the reasonable advance notice to Parent. The Company shall promptly provide notice to Parent of any correspondence or communications with or comments from the SEC and shall provide Parent with copies of all such written comments and written correspondence. The Company shall consider in good faith any comments of Parent prior to submitting any response letters or other correspondence to the SEC. The Company shall (i) provide Parent with reasonable prior notice of any scheduled telephone calls between the Company or its Representatives and the SEC, and (ii) use its reasonable best efforts to allow Parent or its Representatives to participate in all such telephone calls.

(d) Prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and shall, in good faith, consider the reasonable comments of Parent. As promptly as reasonably practicable after the Information Statement has been cleared by the SEC or promptly after 10 days have passed since the date of filing of the preliminary Information Statement with the SEC without notice from the SEC of its intent to review the Information Statement, the Company shall file with the SEC the Information Statement in definitive form as contemplated by Rule 14c-2 promulgated under the Exchange Act substantially in the form previously cleared or filed with the SEC, as the case may be, and mail a copy of the Information Statement to Company’s shareholders of record in accordance with Sections 603 and 1301 of the CCC. In the event that the Information Statement is not cleared by the SEC within 10 days of the date of the Shareholder Written Consent, the Company shall mail a preliminary notice to Company’s shareholders in order to comply with Sections 603 and 1301 of the CCC with respect to the Shareholder Written Consent (the “Preliminary Notice”). The Preliminary Notice shall contain (i) the notice of action by written consent required by Section 603 of the CCC and (ii) the notice of availability of appraisal rights and related disclosure required by Section 1301 of the CCC, and shall otherwise comply in all material respects with applicable Law.

Section 5.4 Access to Information; Confidentiality. Upon reasonable prior written notice, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the work papers of its auditors); provided, however, that (i) the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law or (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Parent and the Company dated as of December 5, 2018 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.5 Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (a) to the extent requested by Parent, obtain all required consents, approvals or waivers required under any Material Contract, (b) to the extent requested by Parent, obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from third parties in connection with the Merger and the other transactions contemplated hereby, and (c) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall be required to pay any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract or Law in connection with obtaining any consent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

Section 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and, to the extent required, Parent, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. During the Pre-Closing Period, the Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event that would reasonably be expected to cause or result in any of the conditions to the other party’s obligation to consummate the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification and advancement of expenses relating thereto existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries as provided in the articles of incorporation or bylaws (or comparable organizational documents) of the Company and its Subsidiaries or in any indemnification agreement between such Person and the Company as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for a period of six years after the Closing Date, except as otherwise required by applicable Law. From and after the Effective Time, Parent shall guarantee and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms, the covenants contained in this Section 5.8.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect as a “tail” policy the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that Parent may (i) substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are substantially equivalent to such directors and officers than the Company’s existing policies as of the date hereof or (ii) request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 5.8(b) in excess of 250% of the amount of the annual premiums paid by the Company for fiscal year 2018 for such purpose (which fiscal year 2018 premiums are hereby represented and warranted by the Company to be as set forth in Section 5.8(b) of the Company Disclosure Letter), it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 250% amount. Notwithstanding anything herein to the contrary, if any Action with respect to which any indemnified party would be entitled to indemnification hereunder (whether arising before, at or after the Effective Time) is instituted against any indemnified party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.8 shall continue in effect until the final disposition of such Action.

(c) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.8.

(d) The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 5.9 Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any shareholder litigation against the Company or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement. The Company shall not enter into any settlement agreement in respect of any shareholder litigation against the Company or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.10 Cessation of Quotation; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the OTC Bulletin Board to enable the Surviving Corporation to cause the cessation of quotation for trading of the Shares on the OTC Bulletin Board and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 days after the Closing Date.

Section 5.11 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review; provided, that (a) neither party shall be required to provide the other with an opportunity to review or comment on any release or public statement in connection with a dispute between the parties relating to this Agreement and (b) each party and its Subsidiaries and Representatives may issue releases or make statements that are consistent with previous releases, statements or disclosures made by either party in compliance with this Section 5.11.

Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately prior to the Effective Time.

Section 5.14 Employee Matters.

(a) Continuation of Company Employee Plans. Until December 31, 2019 (or, if earlier, the date of termination of employment of the relevant Continuing Employee), the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) either (i) maintain for the benefit of each Continuing Employee the Company Plans (other than equity based benefits and individual employment agreements not providing for severance) and any other employee benefit plans of the Surviving Corporation or any of its Subsidiaries (other than equity-based plans and individual employment agreements not providing for severance) (together, the “Company Employee Plans”) at benefit levels that are no less than those in effect at the Company or its Subsidiaries on the date of this Agreement, and provide compensation and benefits to each Continuing Employee under such Company Employee Plans, or (ii) provide compensation and benefits (other than equity based benefits and individual employment agreements not providing for severance) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits and individual employment agreements not providing for severance) provided to such Continuing Employee immediately prior to the Effective Time (“Comparable Plans”), or (iii) provide some combination of (i) and (ii) above such that each Continuing Employee receives compensation and benefits (other than equity based benefits and individual employment agreements not providing for severance) that, taken as a whole, are no less favorable in the aggregate than the compensation and benefits (other than equity based benefits and individual employment agreements not providing for severance) provided to such Continuing Employee immediately prior to the Effective Time. In each case, target annual cash compensation (including, for the avoidance of doubt, the target value of cash compensation that is payable based on achievement against Company performance objectives) shall not be decreased for the period from the Effective Time through December 31, 2019 for any Continuing Employee employed during that period. Incentive cash compensation earned based on performance during calendar year 2019 may be paid in the first fiscal quarter of 2020. For the period from the Effective Time through December 31, 2019, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide severance benefits to eligible employees upon an involuntary termination by the Surviving Corporation without cause, the amount of which shall be in the discretion of the Surviving Corporation and which shall not be less than two weeks’ base pay or more than four weeks’ base pay. In all cases the payment of severance benefits shall be conditioned upon the eligible employee’s execution of a waiver and release and the expiration of any time period to revoke such waiver and release.

(b) Service Credit; Etc. To the extent that a Company Employee Plan or Comparable Plan is made available to any Continuing Employee on or following the Effective Time, which shall not include any plan that is an “employee pension benefit plan” as defined in Section 3(2) of ERISA, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Surviving Corporation beginning on the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation accrual and severance pay entitlement); provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time, and shall not be subject to accrual limits or other forfeiture conditions that were not applicable as of the Effective Time.

(c) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 5.14 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate any Continuing Employee for any reason; (ii) subject to the limitations and requirements specifically set forth in this Section 5.14, require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Company Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; (iii) create any third party beneficiary rights in any Person; or (iv) establish, amend or modify any benefit plan, program, agreement or arrangement.

Article VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following condition:

(a) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

Section 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty of the Company contained in Section 3.1(a), Section 3.4, Section 3.5(a)(i) (solely as it relates to the Company), Section 3.9(b), Section 3.21, Section 3.22 and Section 3.28 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date or time, in which case as such representation or warranty need only be true and correct as of such specific date or time), (ii) each representation and warranty of the Company contained in Section 3.2(a) and Section 3.2(d) (solely as it relates to the Company and its securities) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date or time, in which case as such representation or warranty need only be true and correct as of such specific date or time), and (iii) all other representations and warranties of the Company contained in this Agreement (without giving effect to any references to any Material Adverse Effect or materiality qualifications and other qualifications based on the concept of materiality or similar phrases contained therein, other than in the term “Material Contract”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date or time, in which case as such representation or warranty need only be true and correct as of such specific date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), Section 6.2(d) and Section 6.2(f).

(d) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Material Adverse Effect that is continuing.

(e) Tax Certificate. The Company shall have delivered to Parent a properly executed Foreign Investment and Real Property Tax Act of 1980 notification letter which states that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3), and a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form of Exhibit C hereto.

(f) Information Statement. The Information Statement shall have been mailed to the shareholders of the Company in accordance with Section 5.3 at least 20 days prior to the Closing Date.

Section 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each representation and warranty of the Parent and Merger Sub contained in Section 4.1, Section 4.2 and Section 4.3(a)(i) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date or time, in which case as such representation or warranty need only be true and correct as of such specific date or time) and (ii) all other representations and warranties of the Parent and Merger Sub contained in this Agreement (without giving effect to any references to any Parent Material Adverse Effect or materiality qualifications and other qualifications based on the concept of materiality or similar phrases contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent any such representation or warranty is expressly made as of a specific date or time, in which case as such representation or warranty need only be true and correct as of such specific date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before June 28, 2019 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(c) by Parent, if:

(i) the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2, as to which Section 7.1(c)(v) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (A) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Merger Sub is then in material breach of this Agreement;

(ii) an Adverse Recommendation Change shall have occurred;

(iii) within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, the Company fails to publicly recommend against such tender or exchange offer;

(iv) the Company fails to publicly reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Company’s shareholders upon a request to do so by Parent;

(v) the Company intentionally and materially breaches or fails to perform any of its obligations set forth in Section 5.2; or

(vi) the Company Board (or any committee thereof) formally resolves or publicly authorizes or proposes to take any of the foregoing actions.

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time (i) would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 and (ii) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if it is then in material breach of this Agreement; or

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a) the Confidentiality Agreement and the provisions of Section 3.28 (Brokers), Section 5.11 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (No Third Party Beneficiaries), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b) the Company may have liability as provided in Section 7.3; and

(c) no such termination shall relieve any party from any liability or damages resulting from a knowing and intentional material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s shareholders or is otherwise publicly disclosed or otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or by Parent pursuant to Section 7.1(c)(i), and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal which is thereafter consummated, which need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii), (iii), (iv), (v) or (vi);

then, in any such event, the Company shall pay to Parent a fee of $1,300,000 (the “Termination Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(c), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(c) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(c)(i), (i) due to an inaccuracy in any of the Company’s representations or warranties as of the date of this Agreement, or the Company’s breach or failure to perform any of its covenants or agreements set forth in this Agreement, or (ii) due to any of the Company’s representations or warranties becoming inaccurate during the Pre-Closing Period as a result of a knowing and intentional action or omission by the Company, except, in each case, as consented to in writing by Parent or expressly permitted by this Agreement, in each case under circumstances in which the Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their fees, costs and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $500,000; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(c), (A) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such Section and (B) shall not relieve the Company from any liability or damage resulting from a knowing and intentional material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(d) Payment of the Termination Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), or (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii). Payment of the Parent Expenses shall be made by wire transfer of same day funds to the accounts designated by Parent within two Business Days after Parent notifies the Company of the amounts thereof.

(e) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its fees, costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(f) The payment, when due and paid, by the Company to Parent of the Termination Fee pursuant to this Section 7.3 shall be the sole and exclusive remedy of Parent and Merger Sub in the event of the termination of this Agreement under the circumstances requiring the payment of the Termination Fee pursuant to this Section 7.3. For the avoidance of doubt, in the event Parent actually receives the Termination Fee (and, to the extent applicable, any other amounts payable under Section 7.3(e)), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent or Merger Sub that Parent or Merger Sub may be otherwise entitled to pursue under this Section 7.3, and in such case neither Parent nor Merger Sub shall be entitled to bring or maintain any Action or make any claim against the Company arising out of or relating to this Agreement or any of the transactions contemplated hereby, except as set forth in the last sentence of Section 7.3(e). Notwithstanding the foregoing, nothing in this Section 7.3(f) shall, or shall be deemed or construed to, relieve the Company from liability for fraud, limit any recourse or remedy available to Parent in respect of the Company’s fraud, or preclude a determination that the Company’s fraud occurred.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that no amendment may be made that pursuant to applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Article VIII
GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Merger Sub or the Surviving Corporation, to:

MSA Safety Incorporated

1000 Cranberry Woods Drive

Cranberry Township, PA 16066

Attention: Douglas K. McClain, Senior Vice President, Secretary and Chief Legal Officer

Facsimile: (724) 741-1590

E-mail: Douglas.McClaine@msasafety.com

with a copy (which shall not constitute notice) to:

K&L Gates LLP

210 Sixth Avenue

Pittsburgh, PA 15222-2613

Attention: Robert Zinn; David Edgar

Facsimile: (412) 355-6501

E-mail: Robert.Zinn@klgates.com; David.Edgar@klgates.com

(ii)	if to the Company, to:

Sierra Monitor Corporation

1991 Tarob Court

Milpitas, CA 95035

Attention: Jeff Brown, Chief Executive Officer

Facsimile: (408) 262-9042

E-mail: JBrown@sierramonitor.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attention: Michael Coke; Derek Liu

Facsimile: (650) 493-6811

E-mail: mcoke@wsgr.com; dliu@wsgr.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (i) assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(b) “Action” means any action, suit, claim, arbitration, investigation, inquiry, grievance, hearing or other proceeding.

(c) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(d) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(e) “Company Product” means any product or service that is currently offered or sold by the Company or any of its Subsidiaries.

(f) “Continuing Employee” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or any entity of which the Parent owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (including the Surviving Corporation) immediately following the Effective Time.

(g) “Contract” means any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written, including all amendments thereto.

(h) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(i) “Environment” means any air (whether outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life, any other natural resource, and the water, sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures.

(j) “Environmental Claim” means any claim, cause of action, suit, proceeding, investigation or notice by any Person alleging potential liability (including but not limited to potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (i) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (ii) any violation of any Environmental Law.

(k) “Environmental Law” means any Law or any binding agreement, memorandum of understanding or consent order issued or entered by or with any Governmental Entity or Person relating to: (i) pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (ii) human health and safety with regard to exposure to any Hazardous Materials, (iii) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (iv) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (v) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(l) “Equity Award Exchange Ratio” means the quotient obtained by dividing (i) the Merger Consideration by (ii) the average closing sales price for a share of Parent Common Stock, rounded to the nearest one-tenth of a cent, as reported on the New York Stock Exchange for the 10 most recent Business Days ending on the last Business Day immediately prior to the date on which the Effective Time occurs.

(m) “Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

(n) “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, substance, material or waste that by virtue of its hazardous, toxic, poisonous, explosive, caustic, flammable, corrosive, infectious, pathogenic, carcinogenic or otherwise dangerous and deleterious properties is defined as hazardous by or subject to regulation or gives rise to liability under any Environmental Law, including without limitation mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, insecticides, fungicides, rodenticides, pesticides and herbicides.

(o) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, and (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

(p) “Information Statement” means the written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act concerning the Shareholder Written Consent, the Merger and the other transactions contemplated by this Agreement.

(q) “Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (i) registered and unregistered trade names, trademarks and service marks, brand names, logos, corporate names and other source identifiers, domain names and other Internet addresses or identifiers, trade dress and similar rights, and applications (including intent to use applications and similar reservations of marks) to register any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (ii) patents, patent applications, utility models, and invention registrations of any type, and equivalents thereof, including divisionals, continuations, continuations in part, re-examinations, renewals, extensions, divisions and reissues thereof, and applications and any other rights under Patent Laws for any of the foregoing (collectively, “Patents”); (iii) registered and unregistered copyrights, copyrightable works, and applications for registration (collectively, “Copyrights”); (iv) trade secrets and other proprietary information, including know-how, inventions, data collections, development tools, diagrams, drawings, reports, formulae, methods, processes and processing instructions, technical data, specifications, research and development information, technology, product roadmaps, customer lists, business, financial, sales, marketing, technical and any other information, in each case whether or not embodied in any tangible form (but including all tangible embodiments of the foregoing) and to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that may cover or protect any of the foregoing (collectively, “Trade Secrets”); (v) Software; and (vi) moral rights, publicity rights, data base rights and any other proprietary or intellectual property rights of any kind or nature that do not comprise or are not protected by Marks, Patents, Copyrights, Trade Secrets or Software.

(r) “knowledge” means, with respect to the Company (i) the actual knowledge of the Persons identified in Section 8.3(r) of the Company Disclosure Letter or (ii) any fact or matter which any such Person could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation, consistent with such Person’s title and responsibilities, concerning the existence of the relevant matter; provided, however, with respect to Intellectual Property, clause (ii) shall not require to the Company to have obtained a “freedom to operate analysis” or a patent or trademark clearance search.

(s) “Law” means any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, Permit requirement, order, judgment, writ, stipulation, award, determination, ruling, injunction, decree, arbitration award or finding or any other legally enforceable requirement.

(t) “Lien” means any pledge, mortgage, claim, lien, conditional or installment sale agreement, charge, option, lease, license, right of first refusal, easement, encumbrance, deed of trust, right-of-way, encroachment, community property interest, security interest or other claim or restriction of any kind or nature whatsoever, whether voluntarily incurred or arising by operation of Law (including any limitation or restriction on voting, sale, transfer, possession or other disposition or exercise of any other attribute of ownership).

(u) “Lookback Date” means the date that is three years prior to the date hereof.

(v) “made available” shall include solely any information or materials contained in the electronic data room hosted by iDeals Solutions Group as of 9:00 a.m., Pacific time on March 28, 2019, unless Parent consents to any materials posted to such data room thereafter.

(w) “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (i) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (i) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (A) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or the economy or the financial or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (B) the outbreak or escalation of war or acts of terrorism, (C) changes in Law or GAAP, (D) natural disasters, calamities and other force majeure events in the United States or any other country or region in the world, (E) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining the occurrence of a Material Adverse Effect), (F) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining the occurrence of a Material Adverse Effect), (G) the announcement or pendency of this Agreement and the transactions contemplated hereby, (H) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is expressly required by, or the failure to take any such action expressly prohibited by, this Agreement or (I) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries with the prior written consent or at the express written request of Parent; provided, that, with respect to clauses (A), (B), (C) and (D), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate.

(x) “Non-Exclusive IP Licenses” means non-exclusive outbound licenses to Intellectual Property in non-disclosure agreements and customer agreements entered into in the ordinary course of business.

(y) “Open Source Software” means any Software (in source or object code form) that is subject to (i) a license or other Contract commonly referred to as open source, free software, copyleft or community source code license (including to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (ii) any other license or other Contract that requires, as a condition of the use, modification or distribution of Software subject to such license or Contract, that any portion of such Software (including the source code thereof) or other Software linked with, called by, combined or distributed with such Software be (A) disclosed, distributed, made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(z) “Outside Director” means a member of the Company Board who is not also an employee of the Company.

(aa) “Parent Common Stock” means the common stock, no par value, of Parent.

(bb) “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement.

(cc) “Permit” means any permit, license, variance, exemption, approval, authorization, consent, certificate, franchise, registration, order and approval of any Governmental Entity.

(dd) “Permitted Lien” means any (i) Lien for current taxes and assessments not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s or carriers’ Lien arising in the ordinary course of business of the Company or such Subsidiary for obligations that are not delinquent or are being contested in good faith by appropriate procedures, (iii) statutory or common law Liens or encumbrances to secure landlords, lessors or renters under leases or rental agreements and (iv) Liens or encumbrances imposed on the underlying fee interest in Leased Real Property.

(ee) “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Entity, and including any successor, by merger or otherwise, of any of the foregoing.

(ff) “Personal Information” means information in any form or media that directly or indirectly identifies an individual natural person and is protected by Privacy Laws.

(gg) “Process” and “Processing” (and their variants) mean, with respect to Personal Information, any operation or set of operations performed on Personal Information, including collection, use, combination, protection, retention and destruction.

(hh) “Release” means any release, spill, emission, escape, leak, pumping, injection, emptying, pouring, dumping, deposit, disposal (including the abandonment or discarding of barrels, containers or other receptacles), discharge, dispersal, leaching or migration of Hazardous Materials into the Environment.

(ii) “Representative” means any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative of any Person.

(jj) “Software” means any and all computer programs, software (in object and source code), firmware, middleware, applications, APIs, web widgets, code and related algorithms, models and methodologies, files, documentation and all other tangible embodiments thereof.

(kk) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(ll) “Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

(mm) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(nn) “Taxes” means (i) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind in the nature of a Tax (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.

(oo) “Websites” means all Internet websites, including content, text, graphics, images, audio, video, data, databases, Software and related items included on or used in the operation of and maintenance thereof, and all documentation, ASP, HTML, DHTML, SHTML, and XML files, cgi and other scripts, subscriber data, archives, and server and traffic logs and all other tangible embodiments related to any of the foregoing.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Support Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all prior and contemporaneous written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 5.8.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of California, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of California.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any United States federal court or California state court located in Santa Clara County; provided, that if jurisdiction is not then available in any United States federal court or California state court located in Santa Clara County, then in any United States federal court located in the State of California or any other California state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in California, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in California as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in California as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement (a) to Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person; provided, that Parent and/or Merger Sub, as the case may be, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any United States federal court or California state court located in Santa Clara County; provided, that if jurisdiction is not then available in any United States federal court or California state court located in Santa Clara County, then in any United States federal court located in the State of California or any other California state court, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MSA SAFETY INCORPORATED

By:	/s/ Kenneth D. Kraus
Name:	Kenneth D. Krause
Title:	Senior Vice President, CFO and Treasurer

GATEWAY MERGER SUB, INC.

By:	/s/Gustavo Lopez
Name:	Gustavo Lopez
Title:	President

SIERRA MONITOR CORPORATION

By:	/s/ Jeffrey Brown
Name:	Jeffrey S. Brown
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger